Exhibit 10.1

[Staples Letterhead]

September 29, 2016

Delivered By Hand
John B. Wilson
PO Box 327
Hyannis Port, MA 02647

Dear John:

As discussed, you and Staples Inc. have mutually agreed to end our employment relationship. In addition to the severance and other benefits you will receive, you will also be eligible for a one time termination payment (the “Termination Payment”) equivalent to the amount you would have otherwise received under the Company’s Amended and Restated Executive Officer Incentive Plan (the “EOIP”) if you had remained employed through the end of fiscal year 2016, pro-rated to account for the time you were actually employed. The calculation of the Termination Payment is dependent on the level of achievement of the company-wide performance objectives under the EOIP, which will be determined by the Company in its sole discretion on or around March 6, 2017.  For clarity, assuming your last day of employment is October 31, 2016 and the company-wide performance objectives (including budgeted Earnings Per Share (EPS), Beyond Office Supply Sales (BO$$) Growth and Gross Margin $) are achieved at target levels, the amount of the Termination Payment will be equivalent to three-quarters (3/4) of 85% of your annual base salary; subject to adjustment in accordance with the methodology for determining payouts under the EOIP, including any threshold or maximum amounts.  The Termination Payment, minus mandatory withholdings, will be paid in a lump sum by March 31, 2017, and will be subject to any right of recovery set forth in the EOIP.

In addition, the Company will pay you a monthly housing allowance of Euro 12,500 per month plus reasonable utility expenses for the period beginning the day after your last day of employment and ending on February 28, 2017. Nothing in this paragraph imposes an obligation on the Company to extend the work and/or residence permit of you or your family in The Netherlands; you assume the responsibility to comply with the immigration laws of The Netherlands if you elect to remain in the country after your last day of employment.

To be eligible to receive the Termination Payment and housing allowance set forth herein, you must remain employed through your Effective Termination Date, execute and return the signed Staples Severance Letter Agreement, and honor all obligations in the latter agreement.

Sincerely,

Regis Mulot

Regis Mulot
Executive Vice President Human Resources
Staples, Inc.

Acknowledgement:

 I, the undersigned, John B. Wilson, acknowledge receipt of the above letter and agree to its terms.
_/s/ John B. Wilson_______________
John B. Wilson
Date: 9-29-16